Exhibit 5.1
November 7, 2025
Pixelworks, Inc.
16760 SW Upper Boones Ferry Road, Suite 101
Portland, Oregon 97224

Ladies and Gentlemen:
We have acted as counsel to Pixelworks, Inc., an Oregon corporation (the “Company”), in connection with its filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) on November 7, 2025, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of an additional 208,334 shares of the Company’s common stock, par value $0.001 per share (the “Registered Shares”), as adjusted to reflect the one-for-twelve reverse stock split effected on June 6, 2025, and issuable under the Company’s Amended and Restated 2006 Stock Incentive Plan (as amended, the “Restated Plan”).
In connection with rendering this opinion, we have examined and relied as to matters of fact upon such certificates or copies certified to our satisfaction, of (i) the Restated Plan, (ii) the Company’s Sixth Amended and Restated Articles of Incorporation, as amended, and (iii) the Third Amended and Restated Bylaws of the Company, in each case as in effect on the date hereof, as well as (x) the Registration Statement, (y) records of proceedings of the Board of Directors and the shareholders of the Company, and (z) such other corporate records, documents, certificates, and instruments of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate as a basis for the opinion set forth below.
We have also assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company and of public officials.
Based upon, subject to and limited by the foregoing, we are of the opinion that, following (a) effectiveness of the Registration Statement, (b) issuance of the Registered Shares in accordance with the terms of the Restated Plan and the instruments executed pursuant to the Restated Plan governing the awards to which the Registered Shares relate, and (c) receipt by the Company of the consideration for the Registered Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Restated Plan or any such instruments, the Registered Shares will be validly issued, fully paid, and nonassessable.
The opinion expressed herein is limited to the corporate laws of the State of Oregon and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.
This opinion is given as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, or developments which hereafter may be brought to our attention, and which may alter or affect our opinion. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registered Shares, or the Restated Plan.
Very truly yours,
/s/ Miller Nash LLP
Miller Nash LLP